news release

Jared Sine Joins GoDaddy as Chief Strategy & Legal Officer

TEMPE, Ariz., Feb. 8, 2024 - GoDaddy Inc. (NYSE: GDDY) will welcome Jared Sine as its Chief Strategy & Legal Officer effective March 18, 2024. Sine will assume responsibility for the Strategy, Legal, Corporate and Business Development functions. Sine will report to CEO Aman Bhutani.

Before joining GoDaddy, Sine spent almost eight years at Match Group and served as Chief Business Affairs & Legal Officer since March 2021, overseeing privacy, safety and social advocacy, compliance, government affairs, corporate governance, general legal, aspects of corporate strategy, and mergers and acquisitions. While there, he led Match Group’s $20 billion separation from IAC/InterActiveCorp in 2020, as well as its acquisition of Hinge in 2018. He also orchestrated the online dating leader’s multi-faceted strategy that is leading to meaningful changes in the app ecosystem across the globe. Prior to Match Group, Sine spent nearly four years at Expedia Group where he led all legal aspects of the company’s mergers, acquisitions, joint ventures and other strategic initiatives. He began his legal career at Cravath, Swaine & Moore and later joined Latham & Watkins. He earned a Juris Doctor degree and a Bachelor of Science degree in Economics from Brigham Young University.

“I’m thrilled to welcome Jared to our team,” said GoDaddy CEO Aman Bhutani. “Jared brings deep expertise and highly varied business experience that will help GoDaddy and the entrepreneurs we serve thrive.”

“I love technology that makes it easier for people to do the things they love, and I’m inspired by GoDaddy’s mission to empower entrepreneurs everywhere through its technology platform,” said Sine. “This is an exciting time to join GoDaddy as it continues its own tech evolution, and I’m eager to work with Aman and the amazing GoDaddy team to deliver on this mission.”

About GoDaddy
GoDaddy helps millions of entrepreneurs globally start, grow and scale their businesses. People come to GoDaddy to name their idea, build a professional website, attract customers, sell their products and services and accept payments online and in-person. GoDaddy’s easy-to-use tools help microbusiness owners manage everything in one place and its expert guides are available to provide assistance 24/7. To learn more about the company, visit www.GoDaddy.com.

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Contacts
Investor Relations Contact
Christie Masoner
investors@godaddy.com

Public Relations Contact
Kristy Nicholas
pr@godaddy.com

Source: GoDaddy Inc.

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